Exhibit (e)(4) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

Exhibit C

to the

Distributor’s Contract

FEDERATED TOTAL RETURN GOVERNMENT BOND FUND

Class R6 Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated September 1, 1995, between Federated Total Return Government Bond and Federated Securities Corp. (“FSC”) with respect to the Class R6 Shares of Federated Total Return Government Bond set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated September 1, 1995 between Federated Total Return Government Bond Fund and FSC, executes and delivers this Exhibit with respect to the Class R6 Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of June, 2016.

FEDERATED TOTAL RETURN GOVERNMENT BOND FUND

By: _/s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: _/s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President